PRESS RELEASE

FOR MORE INFORMATION CONTACT:	Hal Brown	Michael A. Reynolds
	President/CEO	EVP/CFO
	541 686-8685	541 686-8685

http://www.therightbank.com
E-mail: banking@therightbank.com

FOR IMMEDIATE RELEASE

PACIFIC CONTINENTAL APPOINTS R. JAY TEJERA
TO BOARD OF DIRECTORS
Skilled Seattle Financial Analyst Appointed to Holding Company and Bank Board

EUGENE, OR, September 20, 2006 ---Pacific Continental Corporation (NASDAQ: PCBK), the bank holding company for Pacific Continental Bank, today announced the appointment of R. Jay Tejera to its board of directors and to the board of Pacific Continental Bank. This expands the Pacific Continental board from 10 to 11 members. The appointment is subject to the customary approval by the state banking division.

Most recently the Senior Regional Investment Manager for Wells Fargo’s Northwest region, Tejera has extensive experience analyzing the equities market. Tejera joined Wells Fargo through its acquisition of Ragen MacKenzie in 2000 where he had been the Director of Research and was responsible for the company’s equity research department. Prior to Ragen Mackenzie, Tejera spent 12 years as a Managing Director of Dain Rauscher Wessels Inc. He began his career with Safeco Asset management where he was an Equity Analyst associated with the Safeco Growth Fund. In 1994, he was named the Community Banking Analyst of the year by the American Banker magazine.

He currently sits on the board of directors for the Woodland Park Zoo; in addition, he participates on the investment committee of the YMCA of Greater Seattle. Tejera received his MBA with a Finance concentration from the University of Washington and holds a BA in Economics from the University of Southern California.

“Jay Tejera’s extensive knowledge of the equities market adds additional depth and a unique perspective to our board of directors. His appointment expands Pacific Continental’s Seattle directorship to three local board members, including the recent addition of Cathi Hatch,” said Hal Brown, Pacific Continental Corporation’s president and chief executive officer. “Our business development efforts and expansion activities in the metropolitan Seattle area will be greatly enhanced with the presence of Jay on our board.”

In November 2005, Oregon-based Pacific Continental expanded into the state of Washington through its acquisition of Northwest Business Bank in Seattle. This acquisition enabled Pacific Continental’s entry into all of the Washington State markets. Most recently, Pacific Continental announced its opening of an office in Vancouver, Washington, a natural extension of the bank’s growth strategy for the metropolitan Portland market.

“I am pleased to offer my knowledge and familiarity of the equities market, as well as the Seattle market area, to Pacific Continental,” said Tejera. “For several years I have been aware of Pacific Continental’s history of financial success, and I recognize the value of their sound operating and financial policies. I look forward to helping the bank succeed.”

About Pacific Continental Bank

Pacific Continental Bank, the operating subsidiary of Pacific Continental Corporation, delivers highly personalized services through fourteen banking offices in Oregon and Washington. Pacific Continental is unique among Pacific Northwest community banks with offices in three of the northwest region's largest metropolitan areas including Seattle, Portland, and Eugene, establishing one of the most attractive metropolitan branch networks in the region. Pacific Continental targets the banking needs of community-based businesses, professional service providers, and nonprofit organizations. Pacific Continental has rewarded its shareholders with consecutive cash dividends for twenty-two years.

Since its founding in 1972, Pacific Continental Bank has been honored with numerous awards from diverse business and community organizations. In 2004, Oregon Business magazine ranked Pacific Continental as the #1 Oregon company to work for within its size category. In 2003, the United Way of Lane County selected Pacific Continental as its "Outstanding Corporate Citizen." The Better Business Bureau of Oregon and Southwest Washington named Pacific Continental its 2002 "Business of the Year." Pacific Continental Corporation's shares are listed on the NASDAQ National Market under the symbol "PCBK." Additional information about Pacific Continental and its services, including online and electronic banking, can be found at www.therightbank.com.

Pacific Continental Safe Harbor
This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). Such forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those projected, including but not limited to the following: the concentration of loans of the company's banking subsidiary, particularly with respect to commercial and residential real estate lending; changes in the regulatory environment and increases in associated costs, particularly ongoing compliance expenses and resource allocation needs in response to the Sarbanes-Oxley Act and related rules and regulations; vendor quality and efficiency; employee recruitment and retention, specifically in the Bank's Portland and Seattle markets; the company's ability to control risks associated with rapidly changing technology both from an internal perspective as well as for external providers; increased competition among financial institutions; fluctuating interest rate environments; and similar matters. Regarding the acquisition of Northwest Business Bank, completed on November 30, 2005, the combined company may fail to realize the projected cost savings, revenue enhancement, and accretive earnings. Readers are cautioned not to place undue reliance on the forward-looking statements. Pacific Continental Corporation undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should carefully review any risk factors described in Pacific Continental’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents, including any Current Reports on Form 8-K furnished to or filed from time to time with the Securities Exchange Commission. This statement is included for the express purpose of invoking PSLRA's safe harbor provisions.
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